Exhibit 99.1
2008 Results HSBC Finance Corporation IFRS Management Basis

This presentation, including the accompanying slides and subsequent discussion, contains certain forward-looking information with respect to the financial condition, results of operations and business of HSBC Holdings plc and HSBC Finance Corporation. This information represents expectations or beliefs concerning future events and is subject to unknown risks and uncertainties. This information speaks only as of the date on which it is provided. Additional detailed information concerning important factors that could cause actual results to differ materially is available in the HSBC Holdings plc Annual Report, and the HSBC Finance Corporation Annual Report on Form 10-K, each for the year ended 31 December 2008. Please further be advised that Regulation FD prohibits HSBC representatives from answering certain, specific questions during the Q&A session. You may get copies of the HSBC Finance Corporation document referred to above free by visiting EDGAR on the SEC Web site at www.sec.gov. These materials do not constitute an offer to sell, or the solicitation of an offer to buy, any security of HSBC Finance Corporation or any other issuer. HSBC Holdings plc reports financial results in accordance with International Financial Reporting Standards ("IFRSs") as issued by the International Accounting Standards Board ("IASB") and as endorsed by the European Union ("EU"). EU-endorsed IFRSs may differ from IFRSs, as issued by the IASB if, at any point in time, new or amended IFRSs have not been endorsed by the EU. At 31 December 2008, there were no unendorsed standards effective for the year ended 31 December 2008, affecting this document and there was no difference between IFRSs endorsed by the EU and IFRSs issued by the IASB in terms of their application to HSBC. IFRSs comprise accounting standards issued by the International Accounting Standards Board and its predecessor body and interpretations issued by the International Financial Reporting Interpretations Committee and its predecessor body. All amounts, unless otherwise stated, represents IFRS Management Basis of accounting. IFRS Management Basis assumes that the mortgages and private label customer loans transferred to HSBC's U.S. banking subsidiary, HSBC Bank USA, N.A. ("HSBC Bank USA"), have not been sold and remain on our balance sheet. Such customer loans continue to be managed and serviced by HSBC Finance Corporation without regard to ownership. IFRS Management Basis also assumes that all purchase accounting fair value adjustments relating to the acquisition of HSBC Finance Corporation by HSBC Holdings plc have been "pushed down" to HSBC Finance Corporation. Certain reclassifications have been made to prior period amounts to conform to the current period presentation. Disclosure statement

Key developments As part of our continuing evaluation of the strategies and opportunities for our operations, on February 27, 2009, the Board of Directors of both HSBC and HSBC Finance Corporation endorsed the discontinuation of originations of all loan products by our Consumer Lending ("CL") business We will continue to service and collect the existing receivable portfolio as it runs off, continuing our efforts to reach out and assist mortgage customers utilizing appropriate modification programs to maximize collection and home preservation Substantially all branch offices of US Consumer Lending business will be closed We currently estimate as a result of this decision, net interest income and other revenues will be reduced by approximately $50 million and operating expenses will be reduced by approximately $600 million, on an annualized basis in 2009 We anticipate to incur closure costs of approximately $180 million, a majority of which will be recorded in H1 2009, in addition to a non-cash charge of approximately $50 million relating to the impairment of fixed assets and other capitalized costs Continued liquidation of the Mortgage Services ("MS") portfolio Consumer and Mortgage Lending ("CML") Executed the sale of our General Motors ("GM") ($6.4 billion) and AFL-CIO Union Plus(r) card ($6.1 billion) portfolios to HSBC Bank USA in January 2009 to maximize funding synergies. These loans will remain on balance sheet for management basis reporting. Continued execution of strategy to slow loan growth and manage risk in the current economic environment Closed inactive accounts Tightened initial line authorization criteria Tightened underwriting criteria for credit line increases Reduced marketing spend and mailings Repricing initiatives implemented to ensure pricing for risk Support our environmental strategy through aggressive expansion of paperless statements to generate approximately $11 million in cost savings Card and Retail Services ("CRS")

Key developments Introduced simplified issue term life insurance with $500,000 limit As previously disclosed, we completed the sale of our U.K. Operations to an HSBC affiliate in May 2008 Completed the sale of our Canadian business to HSBC Bank Canada in November 2008 Terminated all originations of auto loans with discontinuation of the autos-in-branches program in January 2009. Previously reduced overall asset exposure when we ceased new originations in the dealer and direct-to-consumer channels in July 2008. Successfully completed the sale of $3.0 billion of auto loans to HSBC Bank USA in January 2009. These loans will remain on balance sheet for management basis reporting. Insurance and Other Motor Vehicle Finance ("MVF")

Key developments We continued to experience increases in delinquency dollars and ratios in the fourth quarter of 2008 as unemployment rose to 7.2 percent in December 2008, the highest level in over 15 years Declining housing markets, tighter credit conditions and slower economic growth also contributed to the increases in delinquency We anticipate the rising trend in delinquency to continue in 2009, the magnitude of which will depend on unemployment rates and the overall condition of the U.S. economy Continued to refine and utilize customer account management programs with the goal of keeping more customers in their homes Continued use of Foreclosure Avoidance/Account Modification programs with approximately 92,500 loans modified in 2008(1) with an aggregate balance of approximately $13.5 billion Since January 2007 we have modified and/or re-aged approximately 225,000 loans with an aggregate principal balance of approximately $27.5 billion 53 percent of outstanding loans and advances granted a modification under this program are current, 4 percent of these loans modified paid in full and 8 percent have charged off, foreclosed or sold Modified approximately 2,600 loans for the first time in 2008 under the Proactive ARM Reset Modification Program with outstanding balances of approximately $476 million at the time of modification Modified approximately 13,000 loans with an aggregate balance of approximately $2.1 billion since inception of the program in October 2006 57 percent of outstanding loans and advances granted a modification under this program are current, 12 percent have paid in full and 13 percent have charged off, been foreclosed or sold Support a variety of national and local efforts in homeownership preservation and foreclosure avoidance In 2008, we eliminated the need to issue institutional term debt in the turbulent funding environment by Planned balance sheet reductions Cash generated from continuing operations Issuance of cost effective retail debt Capital infusions from Group ($3.5 billion received in 2008) Use of alternate sources of funding including affiliates Outreach and assistance to our mortgage customers Credit Quality Trend Liquidity and Capital (1) Customer accounts can be modified more than once if qualification criteria are met. For these accounts, each qualifying modification is reflected as a separate modification in both number of accounts and loan balance totals. The number of accounts and loan balances reported exclude modifications related to purchased loan portfolios which had an outstanding balance of $1.8 billion at December 31, 2008.

HSBC Finance Corporation – Financial Results

				% Better (Worse)	
US$m	H2 2007	H1 2008	H2 2008	vs H2 2007	vs H1 2008
Net operating income before loan impairment charges excluding FVO	$7,398	$7,421	$6,317	(14.6%)	(14.9%)
FVO	1,409	272	2,652	88.2%	875.0%
Loan impairment and other related charges	(7,907)	(6,581)	(8,766)	(10.9%)	(33.2%)
Net operating income	900	1,112	203	(77.4%)	(81.7%)
Total operating expenses excluding goodwill impairment	(2,673)	(2,359)	(2,167)	18.9%	8.1%
Goodwill impairment	(5,549)	–	(900)	83.8%	N/A
Profit (Loss) from continuing operations before tax (1)	(7,322)	(1,247)	(2,864)	60.9%	(129.7%)
Profit (Loss) from discontinued operations before tax (2)	(384)	(315)	(216)	43.8%	31.4%
Profit (Loss) before tax	(7,706)	(1,562)	(3,080)	60.0%	(97.2%)
Cost efficiency ratio from continuing operations (3)	30.4%	30.7%	24.2%	620 bps	650 bps
Cost efficiency ratio – normalized (4)	36.1%	31.8%	34.3%	180 bps	(250) bps
Customer loans and advances (as at period end)	177,732	160,933	147,010	(17.3%)	(8.7%)
Profit (Loss) before tax from continuing operations excluding FVO	(8,731)	(1,519)	(5,516)	36.8%	(263.1%)

Note: The figures above are presented on an IFRS Management Basis. See Note 23 'Business Segments' of Form 10-K for the period ended December 31, 2008 for a reconciliation of IFRS to U.S. GAAP.

(1) H2 2007 loss before tax from continuing operations excluding goodwill impairment impact ($1,343 million relating to MS, including the Decision One business, $3,730 million relating to the CL business and $476 million relating to the MVF business) was ($1,773) million. H2 2008 loss before tax from continuing operations excluding the goodwill impairment impact ($900 million related to the cards business) was ($1,964) million.

(2) Discontinued operations includes results from our U.K. Operations which was sold to an affiliate in Q2 2008 and our Canadian Operations which was sold to an affiliate in Q4 2008. H2 2007 profit before tax from discontinued operations excluding goodwill impact ($410 million related to the U.K. Operations) was $26 million. H1 2008 profit before tax from discontinued operations excluding loss on sale of the U.K. Operations to an affiliate of $375 million was $60 million.

H2 2008 profit before tax from discontinued operations excluding the $251 million loss on sale of the Canadian Operations to an affiliate was $35 million.

(3) Cost efficiency ratio from continuing operations before tax excluding the impact of the goodwill impairment charge of $5,549 million in H2 2007 and $900 million in H2 2008.

(4) Cost efficiency ratio from continuing operations before tax excluding the impact of the goodwill impairment charge of $5,549 million in H2 2007 and $900 million in H2 2008, also normalized to exclude the impact of fair value option income of $1,409 million, $272 million and $2,652 million for H2 2007, H1 2008 and H2 2008, respectively.

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HSBC Finance Corporation – YTD Financial Results

US$m	2007 YTD	2008 YTD	% Better (Worse) vs 2007 YTD
Net operating income before loan impairment charges excluding FVO	14,997	13,738	(8.4%)
FVO	1,564	2,924	87.0%
Loan impairment and other related charges	(11,570)	(15,347)	(32.6%)
Net operating income	4,991	1,315	(73.7%)
Total operating expenses excluding goodwill impairment	(5,443)	(4,526)	16.8%
Goodwill impairment	(5,549)	(900)	83.8%
Profit (Loss) from continuing operations before tax (1)	(6,001)	(4,111)	31.5%
Profit (Loss) from discontinued operations before tax (2)	(591)	(531)	10.2%
Profit (Loss) before tax	(6,592)	(4,642)	29.6%
Cost efficiency ratio from continuing operations (3)	32.9%	27.2%	570 bps
Cost efficiency ratio – normalized (4)	36.3%	32.9%	340 bps
Customer loans and advances (as at period end)	177,732	147,010	(17.3 %)
Profit (Loss) before tax from continuing operations excluding FVO	**(7,565)**	**(7,035)**	**7.0 %**

Note: The figures above are presented on an IFRS Management Basis. See Note 23 'Business Segments' of Form 10-K for the period ended December 31, 2008 for a reconciliation of IFRS to U.S. GAAP.

(1) 2007 year-to-date loss before tax from continuing operations excluding the goodwill impairment impact ($1,343 million relating to MS, including the Decision One business, $3,730 million relating to the CL business and $476 million relating to the MVF business) was ($452) million. 2008 year-to-date loss before tax from continuing operations excluding the goodwill impact ($900 million relating to the card business) was ($3,211) million.

(2) Discontinued operations includes results from our U.K. Operations which was sold to an affiliate in Q2 2008 and results from our Canadian Operations sold to an affiliate in Q4 2008. 2007 year-to-date loss before tax from discontinued operations excluding goodwill impairment impact ($410 million relating to the U.K. Operations) was ($181) million. 2008 year-to-date profit before tax from discontinued operations excluding loss on sales of the U.K. and Canadian Operations to affiliates of $375 million and $251 million, respectively, was $95 million.

(3) Cost efficiency ratio from continuing operations before tax excluding the impact of the goodwill impairment charge of $5,549 million in 2007 and $900 million in 2008.

(4) Cost efficiency ratio from continuing operations before tax excluding the impact of the goodwill impairment charge of $5,549 million in 2007 and $900 million in 2008, also normalized to exclude the impact of fair value option income of $1,564 million and $2,924 million for 2007 (YTD) and 2008 (YTD), respectively.

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Reported results summary Loss before tax from continuing operations, excluding goodwill impairment was $3.2 billion in 2008 compared to $0.5 billion in the prior year primarily due to increased loan impairment charges as U.S. economic conditions continued to deteriorate, partially offset by higher fair value option income on debt market valuation ($1.4 billion higher than the prior year period) due to widening of credit spreads Loss before tax Loan impairment charges Loan impairment charges increased 32.6 percent or $3.8 billion in 2008 compared with 2007. Losses increased across all portfolios due to continued deterioration in the U.S. economy, rising unemployment rates, portfolio seasoning and increased levels of personal bankruptcies. Operating expenses, excluding goodwill impairment improved 16.8 percent in 2008 compared with the prior year primarily due to lower staff costs following decisions to right-size the businesses and lower marketing costs reflecting the strategic decision in the second half of 2007 to reduce risk and slow receivable growth primarily in the credit card and personal non- credit card portfolios Operating expenses Delinquency Our delinquency ratio and dollars increased to 11.2 percent and $16.5 billion, respectively, at December 31, 2008 primarily due to impacts from the continued marketplace deterioration and broader economic conditions, including significantly higher levels of unemployment. In 2008, the deterioration has been most pronounced in CL first lien real estate secured loans originated in 2006, 2007 and to a lesser extent, origination in the first half of 2008. Customer loans Customer loans decreased to $147.0 billion at December 31, 2008, a 17.3 percent decrease as a result of our strategic actions taken beginning in the second half of 2007 and continuing into 2008 to reduce the size of the balance sheet and lower our risk profile. Excluding the sales of the UK and Canadian Operations customer loans decreased 12 percent from December 31, 2007. Operating income from continuing operations before loan impairment charges and FVO decreased 8.4 percent compared with 2007 primarily due to lower fee income following fee practice changes in CRS in late 2007 and lower net interest income as benefits from lower cost of funds were more than offset by lower yields and average balances. Decreased yields were due to increased levels of loan modifications, the impact of deterioration in credit quality, including growth in non-performing loans, lower amortization of deferred fees due to lower prepayments and lower origination volumes as well as decreases in rates on variable rate products which reflect market rate movements, partially offset by a shift in mix to higher yielding credit card receivables resulting from run-off in the lower yielding real estate secured loans. Operating income before loan impairment charges ("LIC")

Customer loans decreased 12 percent from December 2007 reflecting actions implemented to reduce risk and slow growth Real estate secured loans decreased 15 percent from Q4 2007 (13 percent in first lien and 24 percent in 2nd lien) as a result of the decision in March 2007 to close our correspondent channel and actions taken since mid-2007 to reduce risk in the CL business. Real estate secured loans will continue to run-off following the recent decision to discontinue originations in the CL business. Motor Vehicle loans decreased 17 percent following the cessation of new originations in our dealer and direct-to-consumer channels in August 2008 Personal non-credit card loans decreased 13 percent from risk initiatives and will continue to decline as a result of the decision to stop all originations in the CL business Customer Loans1 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 US 170.6 168.3 167.9 167.3 161 156.6 150.8 147 Non-US 9.5 9.9 10.4 10.4 9.9 4.3 3.9 0 Total 180.1 178.2 178.3 177.7 170.9 160.9 154.8 147 Labels 170.6 168.3 167.9 167.3 161 156.6 150.8 147 HSBC Finance Corporation Continued reduction of balance sheet in the U.S. Note: (1) IFRS management basis for U.S., excludes operations in U.K. and Canada 2+ Delinquency1 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 R/E Secured - 1st Lien 0.0344 0.0399 0.0512 0.0669 0.0761 0.081 0.101 0.136 R/E Secured - 2nd Lien 0.0524 0.0602 0.0828 0.1124 0.1226 0.1248 0.1361 0.158 Credit Card 0.0449 0.044 0.0519 0.058 0.0594 0.0568 0.0632 0.069 Private Label 0.0285 0.0282 0.0319 0.0335 0.0357 0.0355 0.0374 0.041 Motor Vehicle Finance 0.0236 0.0298 0.0345 0.0372 0.0286 0.0352 0.0431 0.05 Personal Non-Credit Card 0.0992 0.1054 0.1194 0.1438 0.1502 0.1537 0.1681 0.1884 Non - U.S. 0.0648 0.0611 0.0575 0.0567 0.0587 0.0479 0.0534 0 Total 0.0434 0.0476 0.0583 0.0713 0.0767 0.0789 0.0916 0.1123 7.3963 8.0126 9.7805 11.915 12.338 12.35 13.8 16.5 Delinquencies continued to rise across all portfolios particularly in the first lien real estate secured loans in our CL and MS portfolios and to a lesser extent in our credit card and private label portfolios. We expect this trend to continue in 2009 as portfolios decline and loans season. Current recessionary pressures will continue to impact performance across all portfolios. Loan impairment allowances are sensitive to changes in the level of unemployment, which affects customers' ability to repay their loans. For example, had there been an additional 1 per cent increase in unemployment impacting customer behavior, loan impairment charges would have increased between $0.7 billion and $1.5 billion as at December 31, 2008. This relationship is not linear when the increase is severe.

HSBC Finance Corporation U.S. Mortgages - continuing to shrink the mortgage portfolio MS portfolio decreased from $36.2 billion at Q4 2007 to $27.6 billion at Q4 2008 Delinquency dollars and ratios continue to increase in our MS portfolio as borrowers are impacted by the economic downturn and the portfolio declines Dollars of delinquency increased 167 percent in our CL real estate secured portfolio, particularly in first liens as market conditions continued to deteriorate. Delinquencies in CL will also be impacted by the recent decision to cease originations as loan balances season and run-off. The elimination of one payment re-ages and a delay of foreclosures in process partly due to a voluntary one-month (December 2008) suspension of foreclosure proceedings of owner occupied homes contributed to the increase in delinquencies in Q4 2008 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 46.7 41.5 38.9 36.2 33.9 31.5 29.0137 27.627 Management actions/trend Consumer Lending Mortgage Services 2+ Delinquencies Customer Loans Q1 07 Q2 07 Q3 07 Q4 07 Q1 08 Q2 08 Q3 08 Q4 08 2+ First Lien $ 1.9 2.1 2.6 3.2 3.5 3.4 3.4 3.9 2+ Second Lien $ 0.6 0.7 0.8 1.1 1 0.9 0.8 0.8 Total $ 2.5 2.8 3.4 4.3 4.5 4.3 4.2 4.7 2+ 1st Lien (%) 5 6.3 8.1 11 12.4 13 14.2 16.9 2+ 2nd Lien (%) 6.6 7.9 11.3 15.6 17 16.6 16.6 17.7 Q1 07 Q2 07 Q3 07 Q4 07 Q1 08 Q2 08 Q3 08 Q4 08 2+ First Lien $ 0.8 0.9 1.3 1.6 2 2.2 3.2 4.7 2+ Second Lien $ 0.3 0.2 0.3 0.5 0.5 0.6 0.7 0.9 Total $ 1.1 1.1 1.6 2.1 2.5 2.8 3.9 5.6 2+ 1st Lien (%) 2 2.2 2.9 3.7 4.5 5.2 7.7 11.7 2+ 2nd Lien (%) 3.3 3.6 5 7 8 9 11.3 14.5 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 47.6 48.8 49.9 50.2 49.9 49 47.3 46.2

HSBC Finance Corporation Impairment allowance - MS and CL real estate secured US$m Note: C/O = Net Charge-offs (amounts written off) LIC = Loan Impairment Charge MS charge-off dollars have stabilized, however risk remains due to the continued decline in home values, rising unemployment and the overall weakening of the U.S. economy The voluntary one-month suspension of foreclosure proceedings had minimal impact on total LIC for MS and CL as impairment allowances for loans remaining in delinquency longer had previously been established Reserves as a percentage of 2+ delinquency for first lien loans were 68.0% and 46.9% at December 31, 2008 and 2007, respectively and for second lien loans were 148.1% and 190.2% at December 31, 2008 and 2007, respectively. The decrease in the ratio for second lien loans reflects more accelerated run-off. Loan impairment charges increased markedly in the second half of 2008 in the CL real estate secured portfolio due to higher levels of charge-off and delinquency as deterioration in portions of the portfolio accelerated and more loans progressed to later stages of delinquency due to continuing U.S. economic deterioration, notably increasing unemployment and decreasing property values Reserves as a percentage of 2+ delinquency for first lien loans were 48.8% and 48.1% at December 31, 2008 and 2007, respectively and for second lien loans 128.5% and 130.0% at December 31, 2008 and 2007, respectively Mortgage Services Consumer Lending 12/1/2007 Q1 C/O Q1 LIC Q2 C/O Q2 LIC Q3 C/O Q3 LIC Q4 C/O Q4 LIC Other (YTD) 12/1/2008 2798 2798 2891 2891 2934 2934 3221 3221 3826 Height 3520 722 969 876 912 869 937 650 664 59 3826 12/1/2007 Q1 C/O Q1 LIC Q2 C/O Q2 LIC Q3 C/O Q3 LIC Q4 C/O Q4 LIC Other - YTD 12/1/2008 East 1144 1144 1311 1311 1414 1414 2088 2088 3403 Height 1403 259 478 311 440 337 992 318 1318 3 3403

1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 Total 0.0285 0.0282 0.0319 0.0335 0.0357 0.0355 0.0374 0.0405 0.491 0.491 0.564 0.625 0.619 0.618 0.6519 0.727 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 Total 0.0449 0.044 0.0519 0.058 0.0594 0.0568 0.0632 0.0693 1.251 1.287 1.552 1.796 1.75 1.663 1.832 1.9848 HSBC Finance Corporation Managing risk in CRS 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 27.8369 29.2638 29.9083 30.9839 29.448 29.291 28.9668 28.6458 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 17.2534 17.4444 17.6783 18.6959 17.3746 17.4078 17.4517 17.9918 Management actions /trend 2+ Delinquencies Customer Loans Card and Private Label loan balances decreased eight percent and four percent, respectively, at Q4 2008 from Q4 2007 as we tightened underwriting and reduced mailings Reviewed merchant relationships within Private Label for renegotiation or termination of unprofitable retail partners Dollars of delinquency increased modestly in both portfolios, however the decreases in the size of the portfolios also have the effect of increasing the delinquency ratios Private Label Credit Card

HSBC Finance Corporation Impairment allowance - CRS 12/1/2007 Q1 C/O Q1 LIC Q2 C/O Q2 LIC Q3 C/O Q3 LIC Q4 C/O Q4 LIC Other 12/1/2008 2402 2402 2384 2384 2594 2594 2943 2943 4380 Height 3371 969 1024 1042 1236 1026 1491 1142 1541 104 4380 US$ m Card and Retail Services Note: C/O = Net charge-offs (amounts written off) LIC = Loan impairment charge Reserves at Card and Retail Services increased from the prior year as a result of higher loss estimates from portfolio seasoning, higher levels of personal bankruptcy filings and continued weakening in the U.S. economy particularly in the geographic regions most impacted by the housing market downturn and rising unemployment. Higher early stage delinquency and lower recovery rates on defaulted loans also contributed to the increase in reserves.

HSBC Finance Corporation Manage personal non-credit card risk and motor vehicle finance run-off 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 Total 0.0992 0.1054 0.1194 0.1438 0.1502 0.1537 0.1681 0.1884 1.8293 1.9497 2.2186 2.6126 2.6319 2.5907 2.7282 2.968 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 Total 0.0236 0.0298 0.0345 0.0372 0.0286 0.0352 0.0431 0.0502 0.2966 0.3783 0.4443 0.4803 0.3657 0.4407 0.5077 0.5372 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 18.4325 18.5054 18.6 18.1 17.5187 16.8 16.2033 15.7308 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 12.5567 12.7057 12.8595 12.9125 12.7759 12.5353 11.7862 10.7012 Management actions/trend 2+ Delinquencies Customer Loans Continued to tighten underwriting criteria and refine product offerings in 2008 and in late February 2009, authorized the discontinuation of all new originations by our CL business Delinquencies continue to increase, particularly in the regions most impacted by the housing market downturn and rising unemployment In July, we ceased originations of new business in our dealer and direct-to-consumer channels. In January 2009, we ceased the small volume of originations in our CL branch offices While dollars of delinquency were flat the ratio is impacted by declining loan balances Motor Vehicle Finance Personal Non-Credit Card

2004 & prior 2005 2006 2007 2008 1 fx 0.28 0.18 0.23 0.24 0.07 1 arm 0.12 0.22 0.52 0.14 2 fx 0.1 0.17 0.32 0.37 0.04 2 arm 0.87 0.07 0.06 December 2007 December 2008 Second Lien ARM $38.3 bn $40.7 bn $2.7 bn $6.5 bn $0.3 bn First Lien Fixed First Lien ARM Second Lien Fixed $0.3 bn $2.0 bn $5.6 bn 2004 and prior 2005 2006 2007 2008 26% 12% 35% 25% 48% 33% 7% 19% 21% 19% 8% 30% 13% 19% 85% 0% 20% 40% 60% 80% 100% Vintages (US$ bn) Consumer Lending Real estate loans by vintage and type December 2007 December 2008 2008 - 3.1 2007 13.1 11.4 2006 13.6 11.7 2005 9.8 8.3 2004 and prior 13.7 11.7 50.2 46.2

Mortgage Services Real estate loans by vintage and type December 2007 December 2008 2007 1.5 1.4 2006 12.2 9.5 2005 12.9 9.1 2004 5.9 4.6 Pre-2004 3.7 3.0 36.2 27.6 December 2007 December 2008 Second Lien ARM Vintages (US$ bn) $13.1 bn $15.2 bn $14.3 bn $4.9 bn $1.8 bn $1.2 bn $10.1 bn $3.2 bn Pre-2004 2004 2005 2006 2007 9% 29% 36% 36% 20% 46% 54% 27% 11% 4% 15% 7% 5% 1% 36% 5% 51% 8% 0% 20% 40% 60% 80% 100% 15% 10% 26% 5% 20% 35% 29% 7% 10% 44% 39% 50% 10% 6% 51% 37% 5% 1% 20% 40% 60% 80% 100% First Lien Fixed First Lien ARM Second Lien Fixed

HSBC Finance Corporation Ongoing areas of focus In 2008, we began to reposition the CL business by reducing the exposure to the lower tiers of subprime credit while expanding the lending scope for real estate loans to include both government sponsored enterprise and conforming loans while enhancing the personal loan strategy. The results of these efforts were not meeting our expectations and in late February 2009, authorization was made to discontinue originations of all products by this business. In 2009, we will focus on the effective run-off of the CL and MS portfolios while continuing our efforts to reach out and assist mortgage customers utilizing appropriate modification programs to maximize collection and home preservation Achieve a balance sheet size that optimizes our risk profile as well as our liquidity, capital and funding requirements Further strategic actions, including additional asset sales may be taken as we continue to work to reposition our businesses Balance Sheet Size Regulation Currently evaluating the impact of implementing the credit card rules passed in December 2008 by the Federal Reserve Board, Office of Thrift Supervision and the National Credit Union Administration that will be effective July 1, 2010 which will place restrictions on interest rate increases, payment allocations, rates charged prior to 30 days delinquent and permissible fees Rigorous Cost Management Continuing focus on expenses Streamlining our operations for greater operational efficiencies Joining up support functions to optimize shared services across North America Extension of Credit Enhancing our collection analytics to get the best results for shareholders and customers Continue to support and originate credit card and private label loans Drive growth in emerging markets by increasing the acquisition of profitable new customers Deepen relationships with existing customers Gain global scale benefits by leveraging common technology, processes and infrastructure Global Card Strategy